Exhibit 99.3

Liberty Property Trust

Balance Sheet

December 31, 2012

(Unaudited and in thousands, except share and unit amounts)

	December 31, 2012	December 31, 2011
Assets
Real estate:
Land and land improvements	$900,501	$852,785
Building and improvements	4,353,433	4,092,056
Less: accumulated depreciation	(1,170,030)	(1,047,336)

Operating real estate	4,083,904	3,897,505

Development in progress	248,602	88,848
Land held for development	258,324	219,375

Net real estate	4,590,830	4,205,728

Cash and cash equivalents	38,356	18,204
Restricted cash	33,147	63,659
Accounts receivable	8,988	8,192
Deferred rent receivable	108,628	102,613
Deferred financing and leasing costs, net of accumulated amortization (2012, $136,706; 2011, $123,557)	141,245	129,614
Investments in and advances to unconsolidated joint ventures	169,021	174,687
Assets held for sale	—	210,790
Prepaid expenses and other assets	87,756	76,186

Total assets	$5,177,971	$4,989,673

Liabilities
Mortgage loans	$302,855	$290,819
Unsecured notes	2,262,543	1,792,643
Credit facility	92,000	139,400
Accounts payable	31,058	23,418
Accrued interest	20,164	24,147
Dividend and distributions payable	58,038	56,958
Other liabilities	185,956	194,995

Total liabilities	2,952,614	2,522,380

Noncontrolling interest - operating partnership - 301,483 preferred units outstanding as of December 31, 2012 and December 31, 2011	7,537	7,537

Equity
Shareholders’ equity:
Common shares of beneficial interest, $.001 par value, 183,987,000 shares authorized, 119,720,776 (includes 1,249,909 in treasury) and 117,352,353 (includes 1,249,909 in treasury) shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	119	117
Additional paid-in capital	2,687,701	2,617,355
Accumulated other comprehensive income (loss)	2,900	(429)
Distributions in excess of net income	(547,757)	(461,498)
Common shares in treasury, at cost, 1,249,909 shares as of December 31, 2012 and December 31, 2011	(51,951)	(51,951)
Total shareholders’ equity	2,091,012	2,103,594

Noncontrolling interest - operating partnership
3,713,851 and 3,808,746 common units outstanding as of December 31, 2012 and December 31, 2011, respectively	60,223	64,428
1,290,000 and 9,740,000 preferred units outstanding as of December 31, 2012 and December 31, 2011, respectively	63,264	287,959
Noncontrolling interest - consolidated joint ventures	3,321	3,775

Total equity	2,217,820	2,459,756

Total liabilities, noncontrolling interest - operating partnership & equity	$5,177,971	$4,989,673